                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization is made as of the 4th day of June, 1997, by and among ExecuStay Corporation, a Maryland corporation ("ExecuStay"), and the persons listed in Exhibit A hereof ("Shareholders"), being the owners of record of all the issued and outstanding capital stock of each of the corporations ("Corporations") in the amount set forth opposite their respective names on said Exhibit A.

                             PLAN OF REORGANIZATION

      This Plan of Reorganization (the "Plan") shall be a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Pursuant to the Plan, ExecuStay shall acquire all of the issued and outstanding shares of stock of each of the Corporations in exchange solely for shares of ExecuStay's voting common stock.

                                   AGREEMENT

      In order to effect the Plan and in consideration of the mutual benefits to be derived therefrom and the mutual agreements contained herein, the parties approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree as follows:

      1.   EXCHANGE OF STOCK.

           a. NUMBER OF SHARES. The Shareholders agree to transfer to ExecuStay at the Closing the number of shares of common stock in each of the Corporations set forth opposite their names in Exhibit A attached hereto in exchange for an aggregate of one million (1,000,000) shares of voting common stock of ExecuStay (the "ExecuStay Shares"). The ExecuStay shares shall be issued at the Closing to the Shareholders in the number set forth opposite their names in Exhibit A. If between the date hereof and the Closing, the number of issued and outstanding shares of any of the Corporations and/or ExecuStay shall increase or decrease or if the value of any of the Corporations and/or ExecuStay shall increase or decrease, the number of ExecuStay Shares to be issued to the Shareholders at the Closing shall be equitably adjusted.

           b. DELIVERY OF CERTIFICATES BY SHAREHOLDERS. The transfer of the Corporations' shares by the Shareholders shall be affected by the delivery to ExecuStay at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all appropriate signatures.

      2. VALUATION OF THE CORPORATIONS. By signing below, the Shareholders certify that they have had full access to the books and records of the Corporations and have conducted due diligence to the extent they deemed necessary to appraise the value of their respective shares of stock in the Corporations. The Shareholders agree with the valuation of the Corporations' shares of stock as contemplated by the terms of this Plan.

      3. CLOSING. The Closing contemplated by this Agreement shall be held at the principal offices of ExecuStay on the 4th day of June, 1997, unless another place or time is agreed upon in writing by all of the parties hereto.


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
      4. MEETING OF DIRECTORS; CONSENT. In lieu of a meeting of the Directors of ExecuStay to authorize this Plan, execution by the Shareholders below, who constitute all of the Directors of ExecuStay, shall constitute the unanimous consent of the directors of ExecuStay for the purpose of authorizing the conveyance, transfer, and delivery of the ExecuStay Shares to the Shareholders upon the terms and conditions set forth in this Plan; and such consent shall have the same force and effect as if given at a duly called meeting of the Directors of ExecuStay. Each of the Corporations shall evidence their approval of the Plan by signing where indicated below.

      5. GOVERNING LAW. This Plan and Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

      6. ASSIGNMENT; AMENDMENT. This Agreement may not be assigned by any party hereto without the written consent of all the parties hereto. This Agreement may be amended or modified only pursuant to a writing signed by all of the parties hereto.

      7. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts and/or by facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8. FURTHER DOCUMENTS. ExecuStay and each of the Shareholders agree to execute any and all other documents and to take any action or implement such corporate proceedings as may be necessary or desirable to affect the transactions contemplated hereby.

      IN WITNESS WHEREOF, the parties have caused this Agreement and plan of Reorganization to be duly executed as of the date and year first above written.

READ & CONSENTED TO:

EXECUTIVE AMENITIES, INC.                          EXECUSTAY CORPORATION

By:                                             By:
   --------------------------------                -----------------------------------
    Gary R. Abrahams                               Gary R. Abrahams, President

EXECUTIVE FURNITURE CENTRE, INC.
                                                   -----------------------------------
                                                   Gary R. Abrahams, Shareholder

By:
   --------------------------------                -----------------------------------
    Gary R. Abrahams                               Marc B. Kaplan, Shareholder

EXECUTIVE AMENITIES WEST, INC.
                                                   -----------------------------------
                                                   Robert W. Zaugg, Shareholder

By:
   --------------------------------                -----------------------------------
    Gary R. Abrahams                               Benny E. Anderson, Shareholder


EXECUSTAY CORPORATION OF AMERICA

By:
   --------------------------------
    Gary R. Abrahams




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
                                   EXHIBIT A

                         STOCKHOLDERS AND STOCKHOLDINGS


                               EXECUTIVE             EXECUTIVE               EXECUTIVE        EXECUSTAY CORPORATION    EXECUSTAY
STOCKHOLDER                 AMENITIES, INC.    FURNITURE CENTRE, INC.   AMENITIES WEST, INC.        OF AMERICA        CORPORATION
-----------                 ---------------    ----------------------   --------------------        ----------        -----------
GARY R. ABRAHAMS                 1,000                   1,000                 1,000                   3,300            316,666.667

BENNY E. ANDERSON                  -0-                     -0-                 1,000                     -0-             50,000.000

MARC B. KAPLAN                   1,000                   1,000                 1,000                   3,300            316,666.667

ROBERT W. ZAUGG                  1,000                   1,000                 1,000                   3,300            316,666.667
                                 -----                   -----                 -----                   -----          -------------

TOTALS:                          3,000                   3,000                 4,000                   9,900          1,000,000.000





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